Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Marc Musgrove	Shanye Hudson
	Media Relations	Investor Relations
	mmusgrove@micron.com	shudson@micron.com
	(208) 363-2405	(208) 492-1205

	Daniel Francisco	Mark Henninger
	Intel Media Relations	Intel Investor Relations
	daniel.francisco@intel.com	mark.h.henninger@intel.com
	916-377-9509	408-653-9944

Micron and Intel Announce Update to NAND Memory Joint Development Program

BOISE, Idaho and SANTA CLARA, Calif., January 8, 2018 - Micron and Intel today announced an update to their successful NAND memory joint development partnership that has helped the companies develop and deliver industry-leading NAND technologies to market.

The announcement involves the companies’ mutual agreement to work independently on future generations of 3D NAND. The companies have agreed to complete development of their third generation of 3D NAND technology, which will be delivered toward the end of this year and extending into early 2019. Beyond that technology node, both companies will develop 3D NAND independently in order to better optimize the technology and products for their individual business needs.

Micron and Intel expect no change in the cadence of their respective 3D NAND technology development of future nodes. The two companies are currently ramping products based on their second generation of 3D NAND (64 layer) technology.

Both companies will also continue to jointly develop and manufacture 3D XPoint™ at the Intel-Micron Flash Technologies (IMFT) joint venture fab in Lehi, Utah, which is now entirely focused on 3D XPoint memory production.

“Micron’s partnership with Intel has been a long-standing collaboration, and we look forward to continuing to work with Intel on other projects as we each forge our own paths in future NAND development,” said Scott DeBoer, executive vice president of Technology Development, Micron. “Our roadmap for 3D NAND technology development is strong, and we intend to bring highly competitive products to market based on our industry-leading 3D NAND technology.”

“Intel and Micron have had a long-term successful partnership that has benefited both companies, and we’ve reached a point in the NAND development partnership where it is the right time for the companies to pursue the markets we’re focused on,” said Rob Crooke, senior vice president and general manager of Non-Volatile Memory Solutions Group, Intel Corporation. “Our roadmap of 3D NAND and Optane™ technology provides our customers with powerful solutions for many of today’s computing and storage needs.”

About Micron
We are an industry leader in innovative memory and storage solutions. Through our global brands - Micron®, Crucial®, and Ballistix® - our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash, and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by nearly 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles in key market segments like cloud, data center, networking, and mobile. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

About Intel
Intel (NASDAQ: INTC) expands the boundaries of technology to make the most amazing experiences possible. Information about Intel can be found at newsroom.intel.com and intel.com.

©2018 Micron Technology, Inc. All rights reserved. Information, products, and/or specifications are subject to change without notice. Micron, the Micron logo, Crucial, the Crucial logo, and The Memory and Storage Experts are trademarks of Micron Technology, Inc. Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries. All other trademarks are the property of their respective owners.